Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference, in this Registration Statement on Form S-3 of Noble Corporation and Noble Holding International Limited, of our report dated June 22, 2010, relating to the consolidated financial statements of FDR Holdings Limited as of and for the year ended December 31, 2009, which appears in the Current Report on Form 8-K filed by Noble Corporation with the SEC on July 21, 2010. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
January 28, 2011